EXHIBIT 10.3(b)

2007 AMENDMENT TO
THE DIRECTORS DEFERRED
COMPENSATION STOCK PLAN

          The Board amends the Plan, effective February 12, 2007, as follows:

          Section 10(a) is hereby amended by replacing the current text with the following text:

          In the event of a stock dividend, stock split, recapitalization, merger in which the Company is the surviving corporation or other capital adjustment affecting shares of the Common Stock outstanding, an appropriate adjustment shall be made to the aggregate number of shares the Company may issue under the Plan and the number of shares in each Share Account.  All such adjustments will be effected in a manner that precludes the enlargement of rights and benefits under outstanding stock awards.